Exhibit 10.6

COMMERCIAL MANAGEMENT AGREEMENT

Dated: March 27, 2019

Parties

(1)	Diamond S Shipping Inc., a corporation duly organized and existing under the laws of the Marshall Islands having their registered offices at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands c/o Diamond S Management LLC (“DSS”) a company also incorporated and existing under the laws of the Marshall Islands with a mailing address at 33 Benedict Place, 2nd Floor, Greenwich, Connecticut 06830. USA.

(2)	Capital Ship Management Corp., (“Manager” and together with DSS the “Parties”) a company duly organized and existing under the laws of Panama with its registered office at Hong Kong Bank building, 6th floor, Samuel Lewis Avenue, Panama, and a business address at 3, Iassonos street, Piraeus, Greece.

Background

(A)	DSS wish to employ the services of the Manager to commercially manage the operation of the Vessels listed in Annex A upon the terms and conditions as set out in this Agreement.

(B)	The Manager agrees to commercially manage the Vessels upon the terms and conditions as set out in this Agreement.

(C)	This Agreement is the Commercial Management Agreement referred to in the Management and Services Agreement of even date herewith between the Parties (as same may be amended from time to time the “Services Agreement”).

1.	Definitions

Any terms used as defined terms herein but not otherwise defined herein shall have the meanings ascribed thereto in the Services Agreement.

“Commercial Management” shall cover the services as listed in clause 6.1 of this Agreement.

“Corruption Legislation” means both the U.S. Foreign Corrupt Practices Act of 1977 as amended (“FCPA”) and the UK Bribery Act 2011 (the “Bribery Act”).

“High Risk Piracy Area” and “extended High Risk Piracy Area” shall be as defined by the Joint War Committee (JWC) and International Bargaining Forum (IBF), and as amended from time to time.

“Management Fee” means 1.25% of each Vessel’s gross freight, hire, demurrage and any other revenue derived from the Vessel's commercial employment.

"Owners" means together DSS's wholly owned subsidiaries owning companies of each Vessel.

“Vessel” means each of the vessels referred to in Annex A of this Agreement and in plural "Vessels" means all of them.

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2.	Headings

The headings in this Agreement are for convenience only and shall be ignored in construing this Agreement.

3.	Third Party Rights

The Parties do not intend that any term of this Agreement shall be enforceable solely by virtue of the Contracts (Rights of Third Parties) Act 1999 by any person who is not a Party.

4.	Representations and Warranties

Each Party has entered into this Agreement in reliance on the following representations and warranties from the other Party (which representations and warranties shall be repeated during the continuance of this Agreement):

(a)	it is a company duly incorporated under the laws of the jurisdiction of its incorporation;

(b)	this Agreement has been duly authorised, executed and delivered by it and constitutes or will constitute its legal, valid and binding obligations;

(c)	the execution, delivery and performance of this Agreement does not violate any applicable law or regulation or its constitutional documents;

(d)	it has and will maintain all necessary licences, permits and authorisations of whatever nature necessary to enable it to lawfully fulfil its obligations under this Agreement; and

(e)	the performance of its obligations under this Agreement does not violate any law or regulation to which it is subject.

5.	Duration of the Agreement

5.1	This Agreement shall come into effect on the date of signing and to be valid for a term of five (5) years.

5.2	The Manager shall not commit a Vessel to period business (e.g. consecutive voyages, time charters) of more than twelve (12) months without DSS's prior written consent which shall be provided within three (3) New York working days of receiving notice from Manager specifying the salient features of the proposed charter.

6.	Managers and Owners Obligations

Manager’s Obligations:

6.1	(1) Manager will perform Commercial Management of the Vessels on behalf of DSS and the Owners. Manager shall provide the following services for the Vessels which shall include but not be limited to:

(a)	seeking and negotiating employment for the Vessels and the conclusion (including the execution thereof) of charter parties or other contracts relating to the employment of the Vessels;

(b)	arranging for the provision of bunker fuels of the quality as required for each Vessel’s trade and consistent with all applicable regulations and each Vessel’s specifications;

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(c)	voyage estimating and accounting and calculation of hire, freights, demurrage and/or despatch monies due from or due to the charterers of the Vessels;

(d)	collecting and/or assisting in the collection of (as the case may be) any sums due to Owners related to the commercial operation of the Vessels;

(e)	issuing voyage instructions;

(f)	appointing agents;

(g)	arranging surveys associated with the commercial operation of the Vessel(s).

(2) Manager will act as agents on behalf of the Owners in relation to all matters relating to the Commercial Management and operation of the Vessels and will earn the Management Fee. Any other discounts, rebates or commissions obtained by Manager in the normal course of the performance of the Management Services shall be credited to the Owners.

(3) All monies collected by Manager under the terms of this Agreement (other than monies payable by the Owners to Manager) and any interest thereon shall be held to the credit of the Owners in a separate bank account in the name of the Owners or as may be otherwise advised by the Owners in writing.

(4) All expenses incurred by Manager under the terms of this Agreement, in performing the Commercial Management, shall be borne by the Manager. Manager shall, at no cost to DSS, provide their own office accommodation, office staff, facilities and stationary. Manager will also incur postage and communication expense, reasonable and in normal course of business traveling expenses and other out of pocket expenses in performing it services hereunder at no additional cost to DSS except that any legal fees and expenses which are incurred on behalf of DSS in the performance by the Manager of its obligations hereunder are to be borne by DSS; provided, however, that the Manager shall seek approval of DSS before retaining counsel or incurring legal fees in connection with any matter not covered by the Manager’s or Owner’s FD&D insurance.

(5) Manager will assist in collecting information in respect to disputes and claims which would fall within the scope of FD&D cover. Calls to High Risk areas and breaches of Trading Limits as defined in Vessels' H&M and/or war risk policies shall be reported by Manager to DSS as soon as practically possible, and the Manager’s Insurance Brokers are to arrange cover accordingly.

(6) The Manager will trade the Vessels in accordance with her certifications and Vessels' specifications.

Owner’s obligations:

6.2	DSS will ensure that the Vessels are maintained, in a seaworthy condition and to the technical and operational standards set forth by the OCIMF as applicable to ships of the Vessels' class; obtain and maintain all certificates required by the ISM Code; and procure that the Vessels are at all times eligible for their intended trade and as required for the carriage of the permitted cargoes.

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6.3	The Parties shall negotiate in good faith between the date hereof and the date of effectiveness of this Agreement to agree appropriate (1) Vessel operational procedures; (2) forms of Voyage Expenses & Operating Expenses Sheet and (3) forms for financial and other reporting to comply with the substantive provisions of this Agreement.

7.	Working Capital

7.1	DSS shall provide cash working capital for the Vessels operating in the spot market in accordance with usual and customary market practice for vessels of similar type and the trade in which the Vessels are engaged (taking into account the value of the bunkers on board) as agreed upon by the Parties between signing of this Agreement and its effectiveness. The cash working capital will be in addition to the value of bunkers on board each Vessel on the effectiveness of this Agreement. The Parties shall from time to time re-examine whether the foregoing amounts in respect of working capital are appropriate in view of market conditions

8.	Reporting

8.1	Manager shall reasonably promptly and, in any event, in time, where relevant, to enable DSS to meet its legal reporting requirements provide to DSS:

(a)	Monthly, quarterly and annual financial reports as required by DSS in accordance with US Generally Accepted Accounting Practises (US GAAP), ,

(b)	Other reasonable information pertaining to the income or expenses of the Vessels as may be reasonably requested by DSS from time to time including, but not limited to weekly fixture and activity reports and profit and loss statements relating thereto in a timely manner,

(c)	Information that DSS or the Owners may reasonably request from time to time to satisfy their auditors, lenders, insurers, or other financial advisors, and

(d)	Copies of time charter if a Vessel is fixed on a time charter of more than one voyage.

9.	Termination

9.1	Either Party shall be entitled to terminate this Agreement in its entirety upon the occurrence, in respect of any Party, of:

(a)	in the event of a Change of Control of either CSM or DSS at the election of the other Party; or

(b)	there is a Cause Event in respect of either CSM or DSS at the election of the other Party; or

(c)	a receiver is appointed for all or substantially all of the property of the other Party; or

(d)	an order is made to wind-up the other party; or

(e)	a final judgment, order or decree which materially and adversely affects the ability of the other Party to perform this Agreement shall have been obtained or entered against that Party and such judgment, order or decree shall not have been vacated, discharged or stayed .

9.2	The Commercial Management in respect to a Vessel shall be deemed to be terminated for such Vessel in the case of the sale of such Vessel (in any manner) where the Vessel no longer remains in the ownership or disponent ownership of an Owner or DSS or DSS has no power to appoint the commercial manager of such Vessel or if the Vessel becomes a total loss or is declared as a constructive or compromised or arranged total loss or is requisitioned or seized.

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9.3	The termination of this Agreement shall be without prejudice to all rights accrued under this Agreement prior to the date of termination.

9.4	On termination, for whatever reason, of this Agreement, the Manager shall release to the Owners, the originals where possible, or otherwise certified copies, including electronic data and copies of all accounts and documents specifically relating to the relevant Vessel(s) and operation.

10.	Force Majeure

Neither Party shall be under any liability to the other for any failure to perform any of their obligations hereunder by reason of any cause whatsoever of any nature or kind beyond their reasonable control.

11.	Trading limits

11.1	The Vessels shall be employed and Manager undertake to employ the Vessels in lawful trades for the carriage of suitable lawful merchandise worldwide always in conformity with the terms of the contracts of insurance (including any warranties expressed or implied therein) and within (i) the limits of the current Institute Warranty Limits (IWL) and excluding the following areas;

Areas outside IWL and any areas / countries embargoes by the Flag State, UN, EU and USA are prohibited. The Parties agree to re-address exclusions from time to time as circumstances and political climate change.

Vessels shall only break IWL and enter into war risk zones declared by a Vessel’s War Risks with Insurer’s consent and complying with such requirements as to extra premia or otherwise as Owners’ Insurers may prescribe.

11.2	Manager also undertakes not to employ the Vessels or suffer their employment in any trade or business which is forbidden by the law of the country to which the Vessels may sail or is otherwise illicit or in carrying illicit or prohibited goods in any manner whatsoever which may render her liable to condemnation, destruction, seizure or confiscation.

12.	Piracy, Cost of Armed Security Guards and Additional Insurance Premiums

12.1	Manager undertakes not to employ the Vessels on any transit through the High Risk Piracy Area including the extended High Risk Piracy Area except in compliance with the criterion stipulated in 13.2 here below

12.2	On any transit through the High Risk Piracy Area including the extended High Risk Piracy Area, the Manager shall ensure that,

(a) DSS and the Manager have been notified of the transit in reasonable time to allow them to put the necessary measures in place such as extra insurances and armed guards. The cost of the armed guards remains a voyage expense for accounting purposes.

(b) All costs relating to the additional insurances required for transits namely, Additional War Risk Premium (AWRP), Kidnap & Ransom (K&R), IWL breaches and Loss of Hire (LOH) insurance, shall be considered a voyage expense.

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(c) All costs relating to deviations associated with transits through High Risk Piracy Areas and/or Extended High Risk Piracy Areas, including but not limited to deviations to (dis)embark guards and time spent waiting for and joining naval convoys/escorts shall also be considered voyage expense.

(d) All bonuses paid to the crew of a Vessel as required per the terms of the employment / union agreements for a transit through the High Risk Piracy Area including the extended High Risk Piracy Area shall also be a voyage expense.

12.3	DSS and the Manager will use reasonable efforts to reduce all costs associated with a Vessel’s transiting the High Risk Piracy Area and/or the Extended High Risk Piracy Area.

13.	Delivery and Redelivery

13.1	Delivery of the Vessels:

At closing and signing of this Agreement.

13.2	Redelivery of a Vessel:

Free of cargo, World Wide within IWL at the end of the term of this Agreement.

14.	Assignment and sub-contracting

No Party may assign or transfer any of its rights or obligations under this Agreement but the Manager shall be entitled to sub-contract performance of its obligations under this Agreement, by their parent, subsidiary or any affiliates or, (with the consent of DSS and on such terms and conditions as DSS shall reasonably agree) to third parties (collectively the "Sub-Managers") in accordance with the following provisions of this Section 14:

(i)          any such performance of all or any of Manager's obligations by the Sub-Managers shall be and constitute performance by the Manager of its obligations hereunder;

(ii)         any performance of Manager's obligations by the Sub-Managers will not result in any increased costs to DSS and shall be without prejudice to the rights of DSS hereunder for any failure by the Manager in performance of the Manager's duties and obligations hereunder and notwithstanding performance by the Sub-Managers, Manager will remain fully liable for the due performance of their obligations under this Agreement.

15.	Notices and Communications

All notices under this Agreement may be sent by recorded mail or electronically. Notices will be deemed received upon actual receipt if received on a day that banks are open for business in Greece, New York and London ("Business Day") prior to 5pm local time or at 9am on the next Business Day if received on a non-Business Day or after 5pm local time.

Notices to Manager:

3 Iassonos Street

Piraeus, 18537, Greece

Attn: Operations and Commercial dpt

Fax: +30 210 428 4285

Email: dss@capitalship.gr

with cc to: g.ventouris@capitalmaritime.com

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Notices to Owner / DSS:

Diamond S Shipping, Inc.

c/o Diamond S Management LLC

33 Benedict Place, 2nd floor

Greenwich, CT 06830

USA

Attention: Michael G. Fogarty, Senior Vice President Commercial

Email: management@diamondsshipping.com

16.	Compliance with Laws and Sanctions

16.1	Neither Party shall be obliged to take any action or refrain from taking any action in connection with the subject matter set out in or connected in any way with the performance of this Agreement if to do so would, or would in the reasonable opinion of the Party subject to the applicable law or regulation, cause the Party in question to breach any law or regulation to which it is subject. Manager will ensure that it does not do or permit to be done anything which might cause breach or infringement of the law and regulations of the Flag State or of the places where a Vessel trades.

16.2	DSS and Manager covenant and agree in favor of each other that all of its business under this Agreement, and all matters relating to this Agreement and involving the Vessel) shall be conducted in compliance with EU, UN, UK, and USA laws or regulations regarding sanctions including but not limited to the economic sanction programs administered by the Office of Foreign Assets Control of the U.S. Department of Treasury, The Anti-boycott Program Administered By The Bureau Of Industry And Security Of The U.S. Department Of Commerce, The U. S. Foreign Corrupt Practices Act, the U.S. Comprehensive Iran Sanctions Accountability and Divestment Act and the UK Bribery Act 2010, as amended, together with any future EU, UK, UN and USA laws or regulations of a similar nature.

16.3	The Parties agree that the Vessels shall not be employed;

(a)	in breach of any embargo or sanction or prohibited order (or any similar order or directive) of:

1.	the United Nations Security Council;
2.	the European Union;
3.	the United Kingdom; or
4.	the United States of America,
5.	the Vessel’s flag state

as they apply to their members or nationals;

(b)	in any trade carriage of goods or business which is forbidden by United Kingdom or United States of America laws as they apply to their members or nationals.

(c)	in carrying illicit or prohibited goods; or

(d)	in a way which may make it liable or destroyed, seized or confiscated;

(e)	by or for the benefit of a Prohibited Person.

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16.4	DSS undertake that the Vessels will not at any time be beneficially owned directly or indirectly by a Prohibited Person; no Prohibited Person has or will have any interest of any nature whatsoever in either Party; and no property connected with this Agreement has been derived from any unlawful activity.

For the purposes of this Agreement:

"Prohibited Person" means any person with whom transactions are currently prohibited or restricted under the United States of America Department of Treasury's Office of Foreign Assets Control (OFAC), any other United States of America government sanction, export or procurement laws or any other sanctions or other such restrictions on business dealings imposed by a member state of the European Union, including a person on any list of restricted entities, persons or organizations published by the United States of America government, the United Nations or the European Union or any member state of the European Union, including without limitation:

1.	the United States of America Government's List of Specially Designated Nationals and Blocked Persons, Denied Persons List, Entities List, Debarred Parties List, Excluded parties List and Terrorism Exclusion List;
2.	Her Majesty's Treasury's Consolidated List of Financial Sanctions Targets;

3.	the European Union Restricted person Lists issued pursuant to Council Regulation (EC) No. 881/2002 of 27 May 2002, Council Regulation (EC) No. 2580/2001 of 27 December 2001 and Council Common Position 2005/725/CFSP of 17 October 2005; and
4.	the United Nations Consolidated List established and maintained by the 1267 Committee.”

Each as amended from time to time.

16.5	(a) Each Party further warrant to the other that it, its affiliates, personnel, co-ventures and its subcontractors have not made, offered, or authorised, requested, received, or accepted and will not make, offer, or authorise, request, receive or accept with respect to the matters which are the subject of this Agreement, any payment, gift, promise or other advantage, whether directly or indirectly through any other person or entity, to or for the use or benefit of any public official or any political party or political party official or candidate for office, or any other person where such payment, gift, promise or advantage would violate: (i) applicable Laws, and (ii) the laws of the country of incorporation of such entity or such entity's ultimate parent company and of the principal place of business of such ultimate parent company and (iii) the Corruption Legislation and that none of its principals or personnel are foreign officials as defined in the Corruption Legislation (iv) including but not limited to the United Kingdom Bribery Act of 2010 as amended and the United States of America Foreign Corrupt Practices Act of 1977 as amended, or any other applicable jurisdiction, relating to Anti-Bribery and Anti-Money Laundering and that they shall take no action which would subject themselves or the Owner to fines or penalties under such laws, regulations, rules, decrees or orders.

(b) Each Party shall immediately report to the other any act or omission which could possibly be seen as a breach of this clause. In such instances the offending Party shall give the other access to all documents which in the innocent Party’s sole opinion may be relevant to determine whether such a breach has occurred.

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17.	Governing Law and Jurisdiction

This Agreement shall be governed by and construed in all respects in accordance with English law and any dispute arising out of or in connection with the Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment then in force. The arbitration shall be conducted in accordance with the London Maritime Arbitrators’ (LMAA) Terms current at the time when the arbitration is commenced.

Save as after mentioned, the reference shall be to three arbitrators, one to be appointed by each Party and the third by the two arbitrators so appointed. A Party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment to the other Party requiring the other Party to appoint its arbitrator within 14 calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other Party appoints its own arbitrator and gives notice that it has done so within the 14 calendar days specified. If the other Party does not appoint its own arbitrator and give notice that it has done so within the 14 calendar days specified, the party referring the dispute to arbitration may, without the requirement of any further prior notice to the other Party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be as binding as if he had been appointed by agreement.

In cases where neither the claim nor any counterclaim exceeds the sum of US$50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.

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18.	Indemnity

18.1	The Manager shall be under no liability whatsoever to DSS for any loss, damage, delay or expense of whatsoever nature, whether direct or indirect, (including but not limited to loss of profit arising out of or in connection with detention of or delay to the Vessels) and howsoever arising in the course of performance of the Commercial Management UNLESS and to the extent that such loss, damage, delay or expense is proved to have resulted solely from the fraud, gross negligence or wilful misconduct of the Manager or their employees in connection with the Vessels, in which case its liability for each incident or series of incidents giving rise to a claim or claims shall never exceed a total of US$ 1,000,000;

18.2	DSS shall indemnify and hold harmless the Manager and its employees, Sub-Managers and agents against all actions, proceedings, claims, demands or liabilities which may be brought against them arising out of, relating to or based upon this Agreement and in respect of all costs and expenses (including legal costs and expenses on a full indemnity basis) they may suffer or incur due to defending or settling same, provided however that such indemnity shall exclude any or all losses, actions, proceedings, claims, demands, costs, damages, expenses and liabilities whatsoever which may be caused by or due to fraud, gross negligence or willful misconduct of the Manager and its employees, Sub-Managers and agents.

18.3	Without prejudice to the general indemnity set out in this article DSS hereby undertakes to indemnify the Manager and its employees, Sub-Managers and agents against all taxes, imposts and duties levied by any government as a result of the operations of DSS, Owners or the Vessels, whether or not such taxes, imposts and duties are levied on DSS, Owners or the Vessels or the Manager. For the avoidance of doubt, such indemnity shall not apply to taxes imposed on amounts paid to the Manager as consideration for the performance of the Commercial Management. DSS shall pay all taxes, dues or fines imposed on the Vessels or the Manager as a result of the operation of the Vessels.

18.4	It is hereby expressly agreed that no employee or agent of the Manager (including any Sub-Manager from time to time employed by the Manager and the employees of such Sub-Managers) shall in any circumstances whatsoever be under any liability whatsoever to DSS for any loss, damage or delay of whatsoever kind arising or resulting directly or indirectly from any act, neglect or default on his part while acting in the course of or in connection with his employment and, without prejudice to the generality of the foregoing provisions in this article, every exemption, limitation, condition and liberty herein contained and every right, exemption from liability, defence and immunity of whatsoever nature applicable to the Manager or to which the Manager are entitled hereunder shall also be available and shall extend to protect every such employee or agent or Sub-Manager of the Manager acting as aforesaid.

18.5	The provisions of this article 18 shall remain in force notwithstanding termination of this Agreement.

19.	Miscellaneous

19.1 Waiver. The failure of either Party to enforce any term of this Agreement shall not act as a waiver. Any waiver must be specifically stated as such in writing.

19.2 Affiliates. This Agreement shall be binding upon and inure to the benefit of DSS and/or the Manager and their respective successors and assigns.

19.3 Counterparts. This Agreement may be executed in one or more signed counterparts, facsimile or otherwise, which shall together form one instrument.

19.4 Conflict. Where the terms of this Agreement and the Services Agreement are in conflict, the terms of the Services Agreement shall take precedence.

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For and on behalf of		For and on behalf of
Capital Ship Management Corp.

/s/ Sanjay Sukhrani		/s/ Prokopios Iliou
Name:	Sanjay Sukhrani	Name: Prokopios Iliou
Position:	Chief Operating Officer	Position: Director
Date:	March 27th 2019	Date:

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ANNEX "A" (DETAILS OF VESSELS)

Vessel Name	IMO Number	Flag
ACTIVE	9700342	Liberia
AGISILAOS	9315745	Marshall Islands
AIAS	9337004	Malta
AIOLOS	9315769	Marshall Islands
AKERAIOS	9328297	Liberia
AKTORAS	9312925	Marshall Islands
ALEXANDROS II	9384021	Marshall Islands
ALKIVIADIS	9327437	Marshall Islands
AMADEUS	9700469	Malta
AMOR	9700471	Liberia
AMOUREUX	9337016	Liberia
ANEMOS I	9327463	Liberia
ANIKITOS	9710490	Liberia
APOSTOLOS	9327451	Liberia
ARIONAS	9315757	Marshall Islands
ARIS II	9384019	Marshall Islands
ARISTAIOS	9779939	Marshall Islands
ARISTOTELIS II	9384033	Marshall Islands
ASSOS	9327449	Liberia
ATLANTAS II	9312913	Marshall Islands
ATROTOS	9328285	Liberia
AVAX	9315939	Liberia
AXIOS	9315941	Liberia
AYRTON II	9410014	Liberia
MILTIADIS M II	9311610	Liberia

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